News Release

FOR IMMEDIATE RELEASE
CONTACTS
Intervoice, Inc.
Craig Holmes
Chief Financial Officer
+1 (972) 454-8708

49-03

Intervoice Announces Third Quarter Results

Revenues of $41.8 M, Net Income of $0.10 Per Share

DALLAS - December 18, 2003 - Intervoice, Inc. (Nasdaq: INTV) today announced revenues of $41.8 million and net income of $3.6 million, or $0.10 per diluted share, for its third quarter, which ended November 30, 2003. The Company’s backlog of systems sales orders totaled approximately $34.0 million at November 30, 2003, a $3.9 million increase from the prior quarter. During the third quarter, cash balances increased to $38.6 million and the Company reduced its debt balance to $14.6 million through repayments totaling $1.8 million.

Systems revenues grew seven percent to $22.0 million in the third quarter, as compared to the prior quarter, while services revenues decreased six percent to $19.8 million. The decrease in services revenues was primarily attributable to the reduction in receipts from a cash basis, international managed services customer. The Company’s overall gross margin remained virtually flat at approximately 55 percent. Total operating expenses increased from $17.5 million in the second quarter to $17.9 million in the third quarter due to increased selling, general and administrative expenses. Income tax expenses included the effect of a $1.0 million benefit related to adjustments to prior year provisions and a favorable tax settlement. During the quarter, the U.S. dollar weakened against the U.K. pound resulting in a $600,000 pretax charge, a $1.4 million increase in the Company’s cash position, and a $1.3 million increase in the Company’s backlog of systems sales orders.

“We are pleased to report our third straight quarter of operating profits,” said David Brandenburg, the Company’s Chairman and CEO. “We had exceptionally strong systems sales revenues for the quarter, and we believe the systems backlog increase is a positive sign going forward. Our focus is unchanged. We are committed to maintaining profitable operations through diversifying and expanding our pipeline of sales opportunities and through managing costs and our balance sheet. We believe the Company’s long-term outlook continues to be strong and currently believe revenues for the fourth quarter ending February 29, 2004 will be in the $39 — $45 million range. We look forward to discussing the Q3 results and our outlook for the future in tomorrow’s conference call.”

The Company has scheduled a conference call for 10:30 a.m., central time, Friday, December 19, 2003 to discuss its third quarter results and its outlook for the future. To participate in the call, dial 719-457-2696 and refer to confirmation code 679632. A replay of the call will be available at the Company’s web site: www.intervoice.com.

This press release contains forward-looking statements, which are based on Company management’s current beliefs. Readers are cautioned to read the risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to vary materially from the forward-looking statements in this press release.

About Intervoice
With more than 20 years of experience, Intervoice, Inc. (NASDAQ: INTV) creates measurable business value by applying innovative speech technology to optimize voice automation solutions. Intervoice provides developers, enterprises and carriers with the platform, software and services necessary to enable an interactive dialogue with technology, resulting in improved operational efficiencies, revenue, and customer satisfaction. Omvia®, the open, standards-based Intervoice product suite, consists of advanced messaging, portal, IVR and payment applications. The Omvia Voice Framework is the most open voice solution on the market, allowing unparalleled scalability and flexibility within a traditional, VXML or SALT environment. Intervoice has more than 22,000 active deployments worldwide including Ameritrade, Amtrak, Citibank, MasterCard, O2, Rogers AT&T Wireless, SBC, Travelocity, Verizon and Vodafone. A Microsoft Certified Partner, Intervoice is headquartered in Dallas with offices in Europe, the Middle East, South America, Africa and Asia-Pacific. For more information, visit www.intervoice.com.

INTERVOICE, INC.
CONSOLIDATED BALANCE SHEETS

	(In Thousands, Except Share and Per Share Data)
ASSETS	November 30, 2003	February 28, 2003

	(Unaudited)
Current Assets
Cash and cash equivalents	$38,620	$26,211
Trade accounts receivable, net of allowance for doubtful accounts of $2,585 in fiscal 2004 and $2,527 in fiscal 2003	23,815	25,853
Inventory	8,239	8,895
Prepaid expenses and other current assets	6,007	5,277

	76,681	66,236

Property and Equipment
Land and buildings	16,811	16,708
Computer equipment and software	36,636	32,660
Furniture, fixtures and other	2,867	2,667
Service equipment	9,384	8,744

	65,698	60,779
Less allowance for depreciation	46,390	40,406

	19,308	20,373
Other Assets
Intangible assets, net of accumulated amortization of $33,684 in fiscal 2004 and $32,218 in fiscal 2003	7,122	9,326
Goodwill	3,401	3,401
Other assets	1,035	1,655

	$107,547	$100,991

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$11,219	$12,513
Accrued expenses	12,925	12,705
Customer deposits	6,621	9,061
Deferred income	23,814	25,478
Current portion of long term borrowings	3,333	3,333
Income taxes payable	11,203	6,240

	69,115	69,330
Long term borrowings	11,278	15,778
Other long term liabilities	464	856
Deferred income taxes	68	44
Stockholders’ Equity
Preferred Stock, $100 par value—2,000,000 shares authorized: none issued
Common Stock, no par value, at nominal assigned value-62,000,000 shares authorized: 34,481,697 issued and outstanding in fiscal 2004, 34,111,101 issued and outstanding in fiscal 2003	17	17
Additional capital	67,783	65,144
Accumulated deficit	(38,648)	(46,768)
Accumulated other comprehensive loss	(2,530)	(3,410)

Stockholders’ equity	26,622	14,983

	$107,547	$100,991

INTERVOICE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	(In Thousands, Except Per Share Data)
	Three Months Ended		Nine Months Ended

	November 30,	November 30,	November 30,	November 30,
	2003	2002	2003	2002

Sales
Systems	$22,034	$23,679	$60,689	$63,219
Services	19,726	20,271	61,079	54,760

	41,760	43,950	121,768	117,979

Cost of goods sold
Systems	12,606	15,488	35,090	48,706
Services	6,359	6,725	20,561	21,020

	18,965	22,213	55,651	69,726

Gross margin
Systems	9,428	8,191	25,599	14,513
Services	13,367	13,546	40,518	33,740

	22,795	21,737	66,117	48,253

Research and development expenses	3,677	5,020	11,251	17,544
Selling, general and administrative expenses	13,555	15,787	40,117	51,880
Amortization of goodwill and acquisition related intangible assets	705	1,775	2,115	5,325

Income (loss) from operations	4,858	(845)	12,634	(26,496)
Other income (expense)	(352)	(89)	(400)	(858)
Interest expense	(507)	(774)	(1,587)	(3,792)
Loss on extinguishment of debt	—	(1,868)	—	(1,868)

Income (loss) before taxes and the cumulative effect of a change in accounting principle	3,999	(3,576)	10,647	(33,014)
Income taxes (benefit)	411	4,256	2,527	(231)

Income (loss) before the cumulative effect of a change in accounting principle	3,588	(7,832)	8,120	(32,783)
Cumulative effect on prior years of a change in accounting principle	—	—	—	(15,791)

Net income (loss)	$3,588	$(7,832)	$8,120	$(48,574)

Per Basic Share:
Income (loss) before the cumulative effect of a change in accounting principle	$0.10	$(0.23)	$0.24	$(0.96)
Cumulative effect on prior years of a change in accounting principle	—	—	—	(0.47)

Net income (loss)	$0.10	$(0.23)	$0.24	$(1.43)

Per Diluted Share:
Income (loss) before the cumulative effect of a change in accounting principle	$0.10	$(0.23)	$0.23	$(0.96)
Cumulative effect on prior years of a change in accounting principle	—	—	—	(0.47)

Net income (loss)	$0.10	$(0.23)	$0.23	$(1.43)

INTERVOICE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

		(In Thousands)
	Three Months Ended		Nine Months Ended

	November 30,	November 30,	November 30,	November 30,
	2003	2002	2003	2002

Operating activities
Income (loss) before the cumulative effect of a change in accounting principle	$3,588	$(7,832)	$8,120	$(32,783)
Adjustments to reconcile income (loss) before the cumulative effect of a change in accounting principle to net cash provided by operating activities:
Depreciation and amortization	2,368	3,841	7,168	12,307
Other changes in operating activities	(4,299)	3,634	1,723	30,251

Net cash provided by (used in) operating activities	1,657	(357)	17,011	9,775

Investing activities
Purchases of property and equipment	(1,062)	(369)	(3,536)	(2,817)
Proceeds from sale of assets	7	11	22	1,863

Net cash used in investing activities	(1,055)	(358)	(3,514)	(954)

Financing activities
Paydown of debt	(1,833)	(12,056)	(4,500)	(42,036)
Debt issuance costs	—	(497)	—	(2,515)
Premium on debt extinguishment	—	(470)	—	(470)
Borrowings		10,000	—	34,000
Exercise of stock options	1,453	—	2,360	130

Net cash used in financing activities	(380)	(3,023)	(2,140)	(10,891)

Effect of exchange rates on cash	1,384	85	1,052	902

Increase (decrease) in cash and cash equivalents	1,606	(3,653)	12,409	(1,168)
Cash and cash equivalents, beginning of period	37,014	20,131	26,211	17,646

Cash and cash equivalents, end of period	$38,620	$16,478	$38,620	$16,478

INTERVOICE, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(Unaudited)

(In Thousands, Except Share Data)

	Common Stock				Accumulated Other
			Additional	Accumulated	Comprehensive
	Shares	Amount	Capital	Deficit	Loss	Total

Balance at February 28, 2003	34,111,101	$17	$65,144	$(46,768)	$(3,410)	$14,983
Net income	—	—	—	8,120	—	8,120
Foreign currency translation adjustment	—	—	—	—	880	880
Extension of stock options	—	—	279	—	—	279
Exercise of stock options	370,596	—	2,360	—	—	2,360

Balance at November 30, 2003	34,481,697	$17	$67,783	$(38,648)	$(2,530)	$26,622

Intervoice, Inc.
Reconciliation of Net Income to EBITDA
For the Quarter Ended November 30, 2003

The Company recognizes that its shareholders are interested in its performance against certain of the covenants associated with its debt facilities, particularly its earnings before interest, taxes, depreciation and amortization (EBITDA) covenant. A reconciliation of net income to EBITDA follows:

	($000s	)

Net income	$3,588
Add back EBITDA elements
Interest	507
Taxes	411
Depreciation and amortization	2,368

EBITDA	$6,874

Intervoice, Inc.
Revenues by Market and Geography
For the Quarter Ended November 30, 2003
($s in 000s)

	North		Rest of
	America		World		Total

Systems	$10,084	45.8%	$11,950	54.2%	$22,034	100.0%
Customer and Software Support	10,206	73.5%	3,672	26.5%	13,878	100.0%
Managed Services	2,118	36.2%	3,730	63.8%	5,848	100.0%

Total Sales	$22,408	53.7%	$19,352	46.3%	$41,760	100.0%

IVR/Portal					$12,633	30.3%
Messaging					2,811	6.7%
Payment					6,590	15.8%

Total Systems					22,034	52.8%

Customer and Software Support					13,878	33.2%
Managed Services					5,848	14.0%

Total Services					19,726	47.2%

Total Sales					$41,760	100.0%

Intervoice, Inc.
Revenues by Market and Geography
For the Nine Months Ended November 30, 2003
($s in 000s)

	North		Rest of
	America		World		Total

Systems	$34,366	56.6%	$26,323	43.4%	$60,689	100.0%
Customer and Software Support	31,418	75.3%	10,330	24.7%	41,748	100.0%
Managed Services	5,642	29.2%	13,689	70.8%	19,331	100.0%

Total Sales	$71,426	58.7%	$50,342	41.3%	$121,768	100.0%

IVR/Portal					$39,978	32.8%
Messaging					5,954	4.9%
Payment					14,757	12.1%

Total Systems					60,689	49.8%

Customer and Software Support					41,748	34.3%
Managed Services					19,331	15.9%

Total Services					61,079	50.2%

Total Sales					$121,768	100.0%